UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2008

Genaera Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19651

DE	13-3445668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5110 Campus Drive, Plymouth Meeting, PA 19462
(Address of principal executive offices, including zip code)

610.941.4020
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)
On June 26, 2008, the Board of Directors of Genaera Corporation (the "Company") appointed Paul K. Wotton, Ph.D. to serve as a member of the Company's Board of Directors. Dr. Wotton previously served as CEO of Topigen Pharmaceuticals Inc. ("Topigen"), where he successfully completed multiple financial transactions that enabled Topigen to advance two preclinical programs to phase 2 clinical trials. Prior to joining Topigen, Dr. Wotton was global head of business development at SkyePharma PLC, where he managed the business development and marketing function as well as implemented the largest drug delivery transaction at that time. Dr. Wotton has also served in senior-level positions at Eurand International BV, PENWEST Pharmaceuticals Co., Abbott Laboratories and Merck, Sharp and Dohme. He also currently serves on the board of Antares Pharma, Inc. and is past chairman of the Emerging Companies Advisory Board of BIOTECanada.

In recognition of his service as a Director, Dr. Wotton was issued options to purchase 3,333 shares of the Company's common stock pursuant to the Company's 2004 Stock-Based Incentive Compensation Plan, as amended. The options vest equally over 4 years, have an exercise price of $1.83 (which was the closing price of the Company's common stock on the date of issuance), and expire on June 26, 2018. There are no arrangements or understandings between Dr. Wotton and any other persons pursuant to which Dr. Wotton was selected as a Director of the Company.

Item 8.01.    Other Events

On June 30, 2008, Genaera Corporation issued a press release announcing that Paul K. Wotton was elected to the Company's Board of Directors. A copy of the Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

d) Exhibits
Exhibit
Number   Description
99.1       Press release of the Company dated June 30, 2008 - "Genaera Corporation Elects Paul K. Wotton to Board of Directors."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genaera Corporation

Date: July 01, 2008	By:	/s/ Leanne M. Kelly
Leanne M. Kelly
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of the Company dated June 30, 2008 - "Genaera Corporation Elects Paul K. Wotton to Board of Directors."